EX-99.B8.y.
AMENDMENT TO THE PARTICIPATON AGREEMENT
Among
OPPENHEIMER VARIABLE ACCOUNT FUNDS,
OPPENHEIMERFUNDS, INC.
and
ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

THIS AMENDMENT to the PARTICIPATION AGREEMENT (the “Agreement”), dated
December 1, 1999 as amended (the “Agreement”) by and among Oppenheimer Variable Account Funds, OppenheimerFunds, Inc., and Allianz Life Insurance Company of North America is effective 2-1-2014

The Agreement is amended as follows:

1.	Schedule 1 is hereby deleted and replaced in its entirety with this Schedule 1.

SCHEDULE 1

The Portfolios will be available for any Separate Account established by the Board of Directors of the Company and any underlying contract in which they invest.

2. Schedule 2 is hereby deleted and replaced in its entirety by this Schedule 2.

SCHEDULE 2

The Fund agrees to make available all the Portfolios of Oppenheimer Variable Account Funds, Portfolios include both service class and non service class shares.

3.           All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on behalf of its duly authorized representative as of the date specified above.

ALLIANZ LIFE INSURANCE COMPANY OF                                                                                      NORTH AMERICA

By: /s/ Brian J. Muench

Name: Brian J. Muench

Title: Vice President, Investments

Date: 1/27/2014

OPPENHEIMER VARIABLE ACCOUNT FUNDS

By:  /s/ Brian W. Wexted

Name: Brian W. Wexted

Title: Treasurer

Date: 1/30/14

OPPENHEIMERFUNDS, INC.

By: /s/ Cheryl Pipia

Name: Cheryl Pipia

Title: Head of Client Service

Date: 2/4/2014